ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-156695 Dated August 3, 2011

Alpha Strategies	ETRACS

ETRACS

A full suite of Alpha Strategy Exchange

Traded Notes

With alpha strategy ETNs, investors gain access to innovative long-short trading strategies designed to capitalize on potential contango (upward sloping futures curve) in oil, natural gas and VIX futures markets. This suite of ETRACS ETNs aims to profit from the negative roll in the short end of the futures curve while minimizing the exposure to absolute changes in underlying futures prices.

Name	Ticker	Exposure to Underlying Index	Expected return, before fees and expenses	Compounding	Maturity Date	Annual Tracking Fee accrued on a daily basis
Daily Long-Short VIX ETN	XVIX	Linked to the performance of the S&P 500 VIX Futures Term-Structure Index Excess Return	100% of the Mid-Term Index, and 50% of the Short-Term Index	Daily	November 30, 2040	0.85%
Natural Gas Futures Contango ETN	GASZ	Linked to the performance of the ISE Natural Gas Futures SpreadTM Index	100% of the Natural Gas Medium-Term Sub-Indices, and 100% of the Natural Gas Short-Term Sub-Index	Daily	June 14, 2041	0.85%
Oil Futures Contango ETN	OILZ	Linked to the performance of the ISE Oil Futures SpreadTM Index	150% of the Oil Medium- Term Sub-Indices, and 100% of the Oil Short-Term Sub-Index	Daily	June 14, 2041	0.85%

Issuer Credit Rating1: UBS AG; Credit rating: Aa3 (Moody’s); A+ (S&P and Fitch); as of July 7, 2011

An investment in ETRACS ETNs involves risks, including the risk of loss of some or all of the investor’s principal, and is subject to the creditworthiness of UBS. We urge you to read the more detailed explanation of risks described under “Risk Factors” in the applicable prospectus supplement for the ETRACS ETNs.

For questions or additional Information about ETRACS:

Contact us	ETRACS Investor Service Center: +1-877-ETRACS 5	Email: etracs@ubs.com
	Hours available: Monday to Friday 8:00 a.m. – 5:00 p.m. EST	Website: etracs.com

ETRACS. Innovative strategies, convenient access	+1-877-ETRACS 5	etracs@ubs.com

ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-156695 Dated August 3, 2011

1The issuer credit rating as of July 7, 2011 pertains to the creditworthiness of UBS AG (that is, the ability of UBS AG to meet its obligations under the terms of the ETNs) and is not indicative of the market risk associated with the ETNs. The creditworthiness of UBS AG does not affect or enhance the likely performance of the ETNs other than with respect to the ability of UBS AG to meet its obligations thereunder. We have not obtained a rating from any rating organization with respect to the ETRACS ETNs.

The contact information provided is for general inquiries regarding ETRACS. Inquiries addressed to UBS, whether through phone or email, may be viewed, handled or answered by, or otherwise available to, third parties. Accordingly, confidential information should not be communicated using the contact details provided above. Personal inquiries involving customer-specific problems and/or that include confidential client information should be placed through your financial intermediary.

This material is issued by UBS AG or an affiliate thereof (“UBS”). Products and services mentioned in this publication may not be available for residents of certain jurisdictions. Please consult the restrictions relating to the product or service in question for further information. Activities with respect to US securities are conducted through UBS Securities LLC, a US broker/dealer Member of SIPC (http://www. sipc.org/). An investment in the ETRACS ETNs involves risks and is subject to the creditworthiness of UBS. We urge you to read the more detailed explanation of risks described under “Risk Factors” in the prospectus supplement for the ETRACS ETNs. ETRACS ETNs are sold only in conjunction with the relevant offering materials. UBS has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement for the offering of the ETRACS ETNs) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read these documents and any other documents that UBS has filed with the SEC for more complete information about UBS and the offering to which this communication relates. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and the applicable prospectus supplement by calling toll-free (+1-877-387 2275). In the US, securities underwriting, trading and brokerage activities and M&A advisor activities are provided by UBS Securities LLC, a registered broker/dealer that is a wholly owned subsidiary of UBS AG, a member of the New York Stock Exchange and other principal exchanges, and a member of SIPC. UBS Financial Services Inc. is a registered broker/dealer and affiliate of UBS Securities LLC. UBS specifically prohibits the redistribution of this material and accepts no liability whatsoever for the actions of third parties in this respect.

The ETNs are not sponsored, endorsed, sold or promoted by S&P or the CBOE. S&P and CBOE make no representation, condition or warranty, express or implied, to the owners of the ETN or any member of the public regarding the advisability of investing in securities generally or in the ETN or in the ability of the Index to track market performance.

The ETRACS Natural Gas Futures Contango ETN and the ETRACS Oil Futures Contango ETN are not sponsored, endorsed, sold or promoted by International Securities Exchange, LLC (“Licensor”). Licensor makes no representation or warranty, express or implied, to the owners of the ETRACS Natural Gas Futures Contango ETN and the ETRACS Oil Futures Contango ETN or any member of the public regarding the advisability of trading in the ETRACS Natural Gas Futures Contango ETN or the ETRACS Oil Futures Contango ETN. Licensor’s only relationship to UBS AG (“UBS”) is the licensing of certain trademarks and trade names of Licensor and of the ISE Natural Gas Futures Spread™ Index and the ISE Oil Futures Spread™ Index which is determined, composed and calculated by Licensor without regard to UBS or the ETRACS Natural Gas Futures Contango ETN and the ETRACS Oil Futures Contango ETN. Licensor has no obligation to take the needs of UBS or the owners of the ETRACS Natural Gas Futures Contango ETN and the ETRACS Oil Futures Contango ETN into consideration in determining, composing or calculating the ISE Natural Gas Futures Spread™ Index and the ISE Oil Futures Spread™ Index. Licensor is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the ETRACS Natural Gas Futures Contango ETN and the ETRACS Oil Futures Contango ETN to be listed or in the determination or calculation of the equation by which the ETRACS Natural Gas Futures Contango ETN and the ETRACS Oil Futures Contango ETN are to be converted into cash. Licensor has no obligation or liability in connection with the administration, marketing or trading of the ETRACS Natural Gas Futures Contango ETN and the ETRACS Oil Futures Contango ETN.

LICENSOR DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE ISE NATURAL GAS FUTURES SPREAD™ INDEX AND THE ISE OIL FUTURES SPREAD™ INDEX OR ANY DATA INCLUDED THEREIN AND LICENSOR SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. LICENSOR MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY UBS, OWNERS OF THE ETRACS NATURAL GAS FUTURES CONTANGO ETN AND THE ETRACS OIL FUTURES CONTANGO ETN OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE ISE NATURAL GAS FUTURES SPREAD™ INDEX AND THE ISE OIL FUTURES SPREAD™ INDEX OR ANY DATA INCLUDED THEREIN. LICENSOR MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE ISE NATURAL GAS FUTURES SPREAD™ INDEX AND THE ISE OIL FUTURES SPREAD™ INDEX OR ANY DATA INCLUDED THEREIN, WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL LICENSOR HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN LICENSOR AND UBS.

© UBS 2011. The key symbol, UBS and ETRACS are among the registered and unregistered trademarks of UBS. “ISE Natural Gas Futures Spread™”, “ISE Oil Futures Spread™”, “ISE™®”, and “International Securities Exchange®” are trademarks of International Securities Exchange, LLC (“ISE” and “Licensor”) and have been licensed for use for certain purposes by UBS Securities LLC and its affiliates. UBS AG’s ETRACS Natural Gas Futures Contango ETN based on the ISE Natural Gas Futures Spread™ Index and ETRACS Oil Futures Contango ETN based on the ISE Oil Futures Spread™ Index are not sponsored, endorsed, sold or promoted by ISE, and ISE makes no representation regarding the advisability of trading in such product(s). “Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500™,” “S&P 500 VIX Futures Term-Structure Index ER™,” “S&P 500 VIX Short-Term Futures™ Index ER,” and “S&P 500 VIX Mid-Term Futures™ Index ER,” are trademarks of S&P and have been licensed for use by UBS. “VIX” is a registered trademark of the Chicago Board Options Exchange, Incorporated (“CBOE”) and has been licensed for use by S&P. Other marks may be trademarks of their respective owners. All rights reserved.

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